Exhibit 10.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN

The Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the “Plan”) is hereby amended, effective as of February 11, 2019, as follows:

Section 4(b)(2) of the Plan shall be amended and replaced in its entirety with the following:

“(2)    No individual who is a Covered Officer will be granted (A) Restricted Shares, Restricted Stock Units, unrestricted Shares, Performance Awards or Other Stock-Based Awards for more than 700,000 Shares during any fiscal year or (B) an Award denominated in cash in excess of $3,000,000 during any fiscal year.”

All other terms and conditions of the Plan shall be unchanged and remain in full force and effect, except to the extent modified by the foregoing.